Exhibit 4.61

Exclusive Business Cooperation Agreement

This Exclusive Business Cooperation Agreement (this “Agreement”) is entered into by and between the following parties on July 14, 2020 in Beijing, the People’s Republic of China (“China” or the “PRC”).

Party A:	Tencent Music (Beijing) Co., Ltd., a wholly foreign-owned enterprise, organized and existing under the laws of the PRC, with its address at Room 303, 3rd Floor of 101, -2nd to 8th Floor, No.7 Building, East Tianchen Road, Chaoyang District, Beijing;

Party B:	Beijing Yuzhong Entertainment Culture Partnership (Limited Partnership), a limited partnership, organized and existing under the laws of the PRC, with its address at Room 0124, 4th Floor, Block A, Building 24, No. 68 Beiqing Road, Haidian District, Beijing.

Each of Party A and Party B shall be hereinafter referred to as a “Party” respectively, and as the “Parties” collectively.

Whereas,

1.

Party A is a wholly foreign owned enterprise established in China, which has necessary resources to provide computer software technology development, technical training, copyright agency services and organization of cultural and artistic exchange activities;

2.

Party B is a limited partnership established in China with exclusively domestic capital and is permitted to engage in “organization of cultural and artistic exchange activities (excluding commercial performance); business management; business management consulting; business planning; market research; copyright transfer; copyright agency; design, production, agency and release of advertisements; technology development, technology services, technology consultation and technology transfer. (Market players shall, according to the law, independently select business projects and carry out business activities; projects subject to approval in accordance with laws must be licensed before operating; shall not carry out business activities involving projects prohibited or restricted by the industrial policies of the State or Beijing Municipality.)”. The businesses conducted by Party B currently and any time during the term of this Agreement are collectively referred to as the “Main Business”;

3.

Party A is willing to provide Party B with information consulting services and other services in relation to the Main Business during the term of this Agreement, utilizing its advantages in human resources and information. Party B is willing to accept such services provided by Party A or Party A’s designee(s), each on the terms set forth herein.

Now, therefore, through mutual discussion, the Parties have reached the following agreements:

1.	Services Provided by Party A

1.1

Party B hereby appoints Party A as Party B’s exclusive services provider to provide Party B with comprehensive information consulting services and other services during the term of this Agreement, in accordance with the terms and conditions of this Agreement, including but not limited to the follows:

(1)	Licensing Party B to use any software (if any) legally owned by Party A and providing software maintenance and updating services for Party B;

(2)	Technical support and training for employees of Party B;

(3)

Providing services in related to consultancy, collection and research of project investment for Party B (excluding market research business that wholly foreign-owned enterprises are prohibited from conducting under PRC laws);

(4)	Providing consultation services in economic information, business information, technology information, and business management consultation for Party B;

(5)	Providing marketing and promotion and corporate image planning services for Party B;

(6)	Leasing of equipment or properties; and

(7)	Other services requested by Party B from time to time to the extent permitted under PRC law.

1.2

Party B agrees to accept such services provided by Party A. Party B further agrees that unless with Party A’s prior written consent, during the term of this Agreement, Party B shall not directly or indirectly accept the same or any similar services provided by any third party and shall not establish similar corporation relationship with any third party regarding the matters contemplated by this Agreement. Party A may designate other parties, who may enter into certain agreements described in Section 1.3 with Party B, to provide Party B with relevant services as set forth in this Agreement.

1.3	Ways of Service Provision

1.3.1

Party A and Party B agree that during the term of this Agreement, as applicable, Party B may enter into further service agreements with Party A or any other party designated by Party A, which shall provide the specific contents, manner, personnel, and fees for the specific services.

1.3.2

To fulfill this Agreement, Party A and Party B agree that during the term of this Agreement, as applicable, Party B may, at any time, enter into equipment or property lease agreement with Party A or any other party designated by Party A, which shall permit Party B to use Party A’s relevant equipment or property based on the needs of the business of Party B.

1.3.3

Party B hereby grants to Party A an irrevocable and exclusive option to purchase from Party B, to the extent permitted under PRC laws and at Party A’s sole discretion, any or all of the assets and business of Party B, at the minimum purchase price permitted by PRC laws. The Parties shall then enter into a separate assets or business transfer agreement, specifying the terms and conditions of the transfer of the assets.

2.	Service Fees and Payment

2.1	The fees payable by Party B to Party A during the term of this Agreement shall be calculated as follows:

2.1.1

Party B shall pay service fee to Party A monthly. The service fee for each month shall consist of management fee and services provision fee, which shall be determined by the Parties through negotiation in consideration of:

(1)	complexity and difficulty of the services provided by Party A;

(2)	title of and time consumed by employees of Party A providing the services;

(3)	contents and business value of the services provided by Party A;

(4)	market price of the same type of services;

(5)	operation conditions of the Party B.

2.1.2

If Party A transfers technology to Party B or develops software or other technology as entrusted by Party B or leases equipment or properties to Party B, the technology transfer price, development fees or rental fees shall be determined by the Parties based on the actual situations.

3.	Intellectual Property Rights and Confidentiality Clauses

3.1

Party A shall have exclusive and proprietary ownership, rights and interests in any and all intellectual properties arising out of or created during the performance of this Agreement, including but not limited to copyrights, patents, patent applications, software, technical secrets, trade secrets and others. Party B shall execute all appropriate documents, take all appropriate actions, submit all filings and/or applications, render all appropriate assistance and otherwise conduct whatever is necessary as deemed by Party A at its sole discretion for the purposes of vesting any ownership, right or interest of any such intellectual property rights in Party A, and/or perfecting the protections for any such intellectual property rights in Party A.

3.2

The Parties acknowledge that the existence and the terms of this Agreement and any oral or written information exchanged between the Parties in connection with the preparation and performance of this Agreement are regarded as confidential information. Each Party shall maintain confidentiality of all such confidential information, and without obtaining the written consent of the other Party, it shall not disclose any relevant confidential information to any third party, except for the information that: (a) is or will be in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by any Party to its shareholders, partners and their representatives, directors, employees, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, partners and their representatives, directors, employees, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section. Disclosure of any confidential information by the shareholders, partners and their representatives, director, employees of or agencies engaged by any Party shall be deemed disclosure of such confidential information by such Party and such Party shall be held liable for breach of this Agreement.

4.	Representations and Warranties

4.1	Party A hereby represents, warrants and covenants as follows:

4.1.1

Party A is a wholly foreign owned enterprise legally established and validly existing in accordance with the laws of the PRC. Party A or the service providers designated by Party A will obtain all government permits and licenses for providing the service under this Agreement before providing such services.

4.1.2

Party A has taken all necessary corporate actions, obtained all necessary authorizations as well as all consents and approvals from third parties and government authorities (if required) for the execution, delivery and performance of this Agreement. Party A’s execution, delivery and performance of this Agreement do not violate any explicit requirements under any law or regulation.

4.1.3	This Agreement constitutes Party A’s legal, valid and binding obligations, and shall be enforceable against it in accordance with its terms.

4.2	Party B hereby represents, warrants and covenants as follows:

4.2.1

Party B is a limited partnership legally established and validly existing in accordance with the laws of the PRC and has obtained and will maintain all permits and licenses for engaging in the Main Business.

4.2.2

Party B has taken all necessary partnership actions, obtained all necessary authorizations as well as all consents and approvals from its partners, third parties and government agencies (if required) for the execution, delivery and performance of this Agreement. Party B’s execution, delivery and performance of this Agreement do not violate any explicit requirements under any law or regulation or any provisions explicitly provided in the partnership agreement or any of its supplementary documents.

4.2.3	This Agreement constitutes Party B’s legal, valid and binding obligations, and shall be enforceable against it in accordance with its terms.

5.	Term of Agreement

5.1

This Agreement shall become effective upon execution by the Parties. Unless terminated in accordance with the provisions of this Agreement or terminated in writing by Party A, this Agreement shall remain effective.

5.2

During the term of this Agreement, each Party shall renew its operation term in a timely manner prior to the expiration thereof so as to enable this Agreement to remain effective. This Agreement shall be terminated upon the expiration of the operation term of a Party if the application for renewal of its operation term is not approved by relevant government authorities.

5.3	The rights and obligations of the Parties under Sections 3, 6, 7 and this Section 5.3 shall survive the termination of this Agreement.

6.	Governing Law and Disputes Resolution

6.1	The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the laws of the PRC .

6.2

In the event of any dispute with respect to the construction and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute within 30 days after either Party’s written request to the other Party for resolution of the dispute through negotiations, either Party may submit the relevant dispute to China International Economic and Trade Arbitration Commission for arbitration, in accordance with its arbitration rules. The arbitration shall be conducted in Beijing, and the arbitration award shall be final and binding to all Parties. Each Party has the right to apply for enforcement of an arbitral award to a court of competent jurisdiction (including a Chinese court).

6.3

To the extent permitted by PRC laws and where appropriate, the arbitration tribunal may grant any remedies in accordance with the provisions of this Agreement and applicable PRC laws, including preliminary and permanent injunctive relief (such as injunction against carrying out business activities, or mandating the transfer of assets), specific performance of contractual obligations, remedies concerning the share of property in the partnership or assets of Party B and awards directing Party B to conduct liquidation.

6.4

To the extent permitted by PRC laws, when awaiting the formation of the arbitration tribunal or otherwise under appropriate conditions, either Party may seek preliminary injunctive relief or other interlocutory remedies from a court with competent jurisdiction to facilitate the arbitration. Without violating the applicable governing laws, the Parties agree that the courts of Hong Kong, Cayman Islands, China and the place where the main assets of Party Aare located shall all be deemed to have competent jurisdiction.

6.5

Upon the occurrence of any disputes arising from the construction and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

7.	Breach of Agreement and Indemnification

7.1

If Party B conducts any material breach of any term of this Agreement, Party A shall have right to terminate this Agreement and/or require Party B to indemnify all damages. This Section 7.1 shall not prejudice any other rights of Party A herein.

7.2	Unless otherwise required by applicable laws, Party B shall not have any right to terminate this Agreement in any event.

7.3

Party B shall indemnify and hold harmless Party A from any losses, injuries, obligations or expenses caused by any lawsuit, claims or other demands against Party A arising from or caused by the services provided by Party A to Party B pursuant this Agreement, except where such losses, injuries, obligations or expenses arise from the gross negligence or willful misconduct of Party A.

8.	Force Majeure

8.1

In the case of any force majeure events (“Force Majeure”) such as earthquake, typhoon, flood, fire, flu, war, strikes or any other events that cannot be predicted and are unpreventable and unavoidable by the affected Party, which directly causes the failure of either Party to perform or completely perform this Agreement, then the Party affected by such Force Majeure shall not take any responsibility for such failure, however it shall give the other Party written notices without any delay, and shall provide details of such event within 15 days after sending out such notice, explaining the reasons for such failure of, partial or delay of performance.

8.2

If such Party claiming Force Majeure fails to notify the other Party and furnish it with proof pursuant to the above provision, such Party shall not be excused from the non-performance of its obligations hereunder. The Party so affected by the event of Force Majeure shall use reasonable efforts to minimize the consequences of such Force Majeure and to promptly resume performance hereunder whenever the causes of such excuse are cured. Should the Party so affected by the event of Force Majeure fail to resume performance hereunder when the causes of such excuse are cured, such Party shall be liable to the other Party.

8.3

In the event of Force Majeure, the Parties shall immediately consult with each other to find an equitable solution and shall use all reasonable efforts to reduce the consequences of such Force Majeure.

9.	Notices

9.1

All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, by a commercial courier service or by facsimile transmission to the address of such Party set forth below. A confirmation copy of each notice shall also be sent by email. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

9.1.1	Notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively given on the date of receipt or refusal at the address specified for notices.

9.1.2	Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).

9.2	For the purpose of notices, the addresses of the Parties are as follows:

Party A:	Tencent Music (Beijng) Co., Ltd.
Address:	5th Floor, South District, Office Building, China National Convention Center, No. 7 Tianchen East Road, Chaoyang District, Beijing
Attn:	TME Legal Management Department - Investment and M&A
Email:	[ ]

Party B:	Beijing Yuzhong Entertainment Culture Partnership (Limited Partnership)
Address:	5th Floor, South District, Office Building, China National Convention Center, No. 7 Tianchen East Road, Chaoyang District, Beijing
Attn:	TME Legal Management Department - Investment and M&A
Email:	[ ]

9.3	Any Party may at any time change its address for notices by delivering notice to the other Party in accordance with the terms hereof.

10.	Assignment

10.1	Without Party A’s prior written consent, Party B shall not assign its rights and obligations under this Agreement to any third party.

10.2

Party B agrees that Party A may assign its obligations and rights under this Agreement to any third party and in case of such assignment, Party A is only required to give written notice to Party B and does not need any consent from Party B for such assignment.

11.	Taxes and Fees

All taxes and fees incurred by each Party as a result of the execution and performance of this Agreement shall be borne by each Party respectively.

12.	Severability

In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any aspect. The Parties shall negotiate in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

13.	Amendments and Supplements

Any amendments and supplements to this Agreement shall be in writing. The amendment agreements and supplementary agreements that have been signed by the Parties and relate to this Agreement shall be an integral part of this Agreement and shall have the same legal validity as this Agreement.

14.	Language and Counterparts

This Agreement is written in Chinese in two (2) originals with each Party having one copy.

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IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Exclusive Business Cooperation Agreement as of the date first above written.

Party A:	Tencent Music (Beijing) Co., Ltd.
[Company Chop is affixed]

By:	/s/ Yang Qihu
Name:	Yang Qihu
Title:	Legal Representative

Party B:	Beijing Yuzhong Entertainment Culture Partnership (Limited Partnership)
[Partnership Chop is affixed]

By:	/s/ Chen Xing
Name:	Chen Xing
Title:	Authorized Representative of Executive Partner

Signature Page of Exclusive Business Cooperation Agreement between

Tencent Music (Beijing) Co., Ltd. and Beijing Yuzhong Entertainment Culture Partnership (Limited Partnership)